                                                                Exhibit 12


                    Elizabethtown Water Company & Subsidiary
                    Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends



                                    1988         1989         1990         1991         1992
                                   ------       ------       ------       ------       ------

EARNINGS:
Net income before preferred
   stock dividends                $8,624,054   $7,124,469   $7,978,778  $11,361,063  $12,149,343
Federal income taxes               4,406,326    3,343,747    3,990,799    5,630,265    6,021,464
Interest charges                   8,363,550    9,207,026   10,582,686   11,016,414   10,623,801
                                 -----------  -----------  -----------  -----------  -----------
Earnings available to
   cover fixed charges           $21,393,930  $19,675,242  $22,552,263  $28,007,742  $28,794,608
                                 ===========  ===========  ===========  ===========  ===========

FIXED CHARGES:
Interest on long-term debt         7,124,549    8,769,218    9,587,723   10,585,336   10,516,521
Preferred stock
   dividend requirement (1)        1,795,550    1,543,097    1,575,158    1,570,446    1,570,446
Other interest                     1,130,781      864,984    1,187,500      535,834      514,122
Amortization of discount
   on debt-net                       108,220       71,340      279,103      287,180      209,631

                                 -----------  -----------  -----------  -----------  -----------
Total fixed charges              $10,159,100  $11,248,639  $12,629,484  $12,978,796  $12,810,720
                                 ===========  ===========  ===========  ===========  ===========

Ratio of Earnings to Fixed
 Charges and Preferred Dividends        2.11         1.75         1.79         2.16         2.25
                                 ===========  ===========  ===========  ===========  ===========

(1) Preferred Stock Dividend
   Requirement:

Preferred stock dividends         $1,188,295   $1,050,232   $1,050,000   $1,050,000   $1,050,000
Effective tax rate                     33.82%       31.94%       33.34%       33.14%       33.14%
                                 -----------  -----------  -----------  -----------  -----------
Preferred stock dividend
   requirement                    $1,795,550   $1,543,097   $1,575,158   $1,570,446   $1,570,446
                                 ===========  ===========  ===========  ===========  ===========


Earnings to Fixed Charges and Preferred Dividends represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and interest expenses (which is reduced by capitalized interest), divided by fixed charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by capitalized interest), dividends on Preferred Stock on a pre-tax basis and amortization of debt discount.



                                         Nine Months Ended        Twelve Months Ended
                                           September 30,             September 30,
                                        1992         1993         1992         1993
                                       ------       ------       ------       ------
EARNINGS:
Net income before preferred
   stock dividends                    $9,106,852  $12,080,056  $11,204,741  $15,122,547
Federal income taxes                   4,627,534    6,341,223    5,549,737    7,735,153
Interest charges                       7,823,583    8,656,999   10,626,079   11,457,217
                                      ----------  -----------  -----------  -----------
Earnings available to
   cover fixed charges                21,557,969  $27,078,278  $27,380,557  $34,314,917
                                      ==========  ===========  ===========  ===========

FIXED CHARGES:
Interest on long-term debt             7,624,417    8,725,434   10,357,476   11,617,538
Preferred stock
   dividend requirement (1)            1,187,604    1,200,823    1,569,976    1,587,062
Other interest                           476,116       69,233      574,511      107,239
Amortization of discount
   on debt-net                           155,661      162,591      241,953      216,561

                                      ----------  -----------  -----------  -----------
Total fixed charges                   $9,443,798  $10,158,081  $12,743,916  $13,528,400
                                      ==========  ===========  ===========  ===========

Ratio of Earnings to Fixed
 Charges and Preferred Dividends            2.28         2.67         2.15         2.54
                                      ==========  ===========  ===========  ===========

(1) Preferred Stock Dividend
   Requirement:

Preferred stock dividends               $787,500     $787,500   $1,050,000   $1,050,000
Effective tax rate                         33.69%       34.42%       33.12%       33.84%
                                      ----------  -----------  -----------  -----------
Preferred stock dividend
   requirement                        $1,187,604   $1,200,823   $1,569,976   $1,587,062
                                      ==========  ===========  ===========  ===========

Earnings to Fixed Charges and Preferred Dividends represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and interest expenses (which is reduced by capitalized interest), divided by fixed charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by capitalized interest), dividends on Preferred Stock on a pre-tax basis and amortization of debt discount.